                          SCHEDULE 14A (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

    (as filed with the Securities and Exchange Commission on April 30, 2001)

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(E)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule
                 14a-12

                                      KEYSTONE PROPERTY TRUST
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

NOTES

                            KEYSTONE PROPERTY TRUST
                   200 FOUR FALLS CORPORATE CENTER, SUITE 208
                     WEST CONSHOHOCKEN, PENNSYLVANIA 19428
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 7, 2001

                            ------------------------

To our Shareholders:

    The 2001 Annual Meeting of Shareholders of Keystone Property Trust will be held at 9:00 a.m. on June 7, 2001, at the Company's corporate office located at 200 Four Falls Corporate Center, Suite 208, West Conshohocken, Pennsylvania, for the following purposes:

1. To elect one Class II trustee to serve until the 2002 Annual Meeting of Shareholders and three Class I trustees to serve until the 2004 Annual Meeting of Shareholders, in each case until his successor has been duly elected and qualified.

2.  To transact such other business as may properly come before the meeting.

    The Board of Trustees has fixed the close of business on April 25, 2001 as the record date for the meeting. Only holders of record of the Company's Common Shares as of that date are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

    The accompanying form of proxy is solicited by the Board of Trustees of the Company. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the meeting.

    All shareholders are cordially invited to attend the meeting in person. However, whether or not you plan to attend, PLEASE PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, which requires no postage if mailed in the United States. Returning your Proxy Card does not deprive you of your right to attend the meeting and vote your shares in person.

                                            By Order of the Board of Trustees,

                                            Saul A. Behar
                                            Secretary

April 30, 2001

                            KEYSTONE PROPERTY TRUST
                   200 FOUR FALLS CORPORATE CENTER, SUITE 208
                     WEST CONSHOHOCKEN, PENNSYLVANIA 19428
                                 (484) 530-1800
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

    This Proxy Statement is furnished to the holders of common shares of beneficial interest, par value $.001 per share (the "Common Shares"), of Keystone Property Trust, a Maryland real estate investment trust (the "Company"), and the holders of preferred shares of beneficial interest, par value $.001 per share (the "Preferred Shares"), of the Company, in connection with the solicitation by the Company's Board of Trustees (the "Board of Trustees") of proxies to be voted at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held at the Company's corporate office located at 200 Four Falls Corporate Center, Suite 208, West Conshohocken, Pennsylvania on Thursday, June 7, 2001, at 9:00 a.m., or at any adjournment thereof, for the purposes set forth in the accompanying Notice.

    At the Annual Meeting of Shareholders held on June 3, 1999, the shareholders approved the conversion of the Company from a Maryland corporation to a Maryland real estate investment trust. This conversion was effected through a merger (the "Trust Conversion") of American Real Estate Investment Corporation with and into Keystone Property Trust, a wholly-owned real estate investment trust formed solely for the purposes of the Trust Conversion. The Trust Conversion became effective on October 13, 1999. References in this Proxy Statement to the "Company" include its subsidiaries and American Real Estate Investment Corporation as predecessor to the Company, unless the context otherwise requires. References to "trustees" means directors of the Company's predecessor prior to the Trust Conversion and to the trustees of the Company after the Trust Conversion, unless the context otherwise requires.

    This Proxy Statement and form of proxy are being mailed to shareholders on or about April 30, 2001. If the enclosed form of proxy is executed and returned, it nevertheless may be revoked by the shareholder at any time prior to its use by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A shareholder who attends the meeting in person may revoke his or her proxy at that time and vote in person if so desired. Unless revoked or unless contrary instructions are given, each proxy duly signed, dated and returned will be voted as specified therein, but unless otherwise specified, will be deemed to grant authority to vote, as applicable:

    (1) FOR the election of the trustee nominee listed under "Election of Trustees--Nominee for Class II Trustee" to serve as a Class II trustee for a one-year term and the three trustee nominees listed under "Election of Trustees--Nominees for Class I Trustee" to serve as Class I trustees for three-year terms (the "Election of Trustees Proposal"); and

    (2) At the discretion of the persons named in the enclosed form of proxy, on any other matter that may properly come before the meeting or any adjournment thereof.

    THE BOARD OF TRUSTEES OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES LISTED UNDER THE ELECTION OF TRUSTEES PROPOSAL.

                               QUORUM AND VOTING

RECORD DATE; QUORUM

    The Board of Trustees has fixed the close of business on April 25, 2001 as the record date (the "Record Date") for the Meeting. Only holders of Common Shares on the close of business on the Record Date are entitled to notice of and to vote at the Meeting and any adjournments and postponements thereof. The Common Shares are the only class of voting shares of the Company currently issued and outstanding which are entitled to vote at the Meeting. The holders of the Company's Preferred Shares are entitled to notice of the meeting but are not entitled to vote such shares at the Meeting. On the Record Date, there were 9,715,011 Common Shares outstanding. Each holder of Common Shares on the Record Date is entitled to cast one vote per share at the Meeting on each matter properly brought before the meeting, exercisable in person or by properly executed proxy.

    The presence of the holders of a majority of the outstanding Common Shares entitled to vote at the Meeting, in person or by properly executed proxy, is necessary to constitute a quorum at the Meeting. A quorum is necessary for any action to be taken at the Meeting. Common Shares represented at the Meeting in person or by properly executed proxy but not voted will be included in the calculation of the number of shares considered to be present at the Meeting for purposes of determining the presence of a quorum.

VOTES REQUIRED FOR APPROVAL

    With respect to the Election of Trustees Proposal, assuming a quorum is present, the plurality of all of the votes cast at the Meeting will be sufficient to elect a trustee (i.e., the nominees receiving the greatest number of votes will be elected). Cumulative voting is not permitted in the election of trustees.

    With respect to other matters which properly come before the Meeting, assuming a quorum is present, unless any statute or the Company's By-Laws provide otherwise, the majority of all of the votes cast at the Meeting will be sufficient to approve any other matter which properly comes before the Meeting.

PROXIES; ABSTENTIONS; BROKER NON-VOTES

    All Common Shares represented by properly executed proxies received prior to or at the Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are given on a properly returned proxy, your proxy will be voted "FOR" all of the nominees listed under the Election of Trustees Proposal and, to the extent permitted by applicable rules of the Securities and Exchange Commission, in accordance with the judgment of the persons voting the proxies upon such other matters as may come before the Meeting and any adjournment or postponement thereof.

    Abstentions and broker non-votes are each included in the determination of the number of shares present at the Meeting for purposes of determining a quorum. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Brokers generally have discretionary authority to vote on routine matters. Abstentions and broker non-votes will not be counted for purposes of the Election of Trustees Proposal and therefore are counted neither as a vote "FOR" nor "AGAINST" the nominees listed under the Election of Trustees Proposal.

    A shareholder may revoke his/her proxy at any time before it has been voted by delivering written notice to the Secretary of the Company at the offices of the Company set forth above, by presenting a duly executed proxy bearing a later date or by voting in person at the Meeting; but mere attendance at the Meeting, without further action, will not revoke a proxy.

OTHER BUSINESS; ADJOURNMENTS

    The Board of Trustees is not currently aware of any business to be acted upon at the Meeting other than as described herein. If other matters are properly brought before the Meeting, or any adjournment or postponement thereof, the persons appointed as proxies, to the extent permitted by applicable rules of the Securities and Exchange Commission, will have discretion to vote or act thereon according to their best judgment. Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of a majority of the shares present in person or by proxy at the Meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Meeting. The Company does not currently intend to seek an adjournment of the Meeting.

    The Company's 2000 Annual Report, including financial statements for the fiscal year ended December 31, 2000, is being mailed to shareholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of the Company's annual report filed with the Securities and Exchange Commission on Form 10-K, including the financial statements and the financial statement schedules, may be obtained without charge by writing to the Secretary of the Company at the offices of the Company set forth above.

                         ELECTION OF TRUSTEES PROPOSAL

    The Bylaws of the Company provide for a Board of Trustees of no fewer than three nor more than 15 members, divided into three classes, with the exact number of trustees to be designated from time to time by resolution of the Board of Trustees. Our Board of Trustees consists of nine members. A majority of our trustees are independent of our management. The three classes have staggered terms of office so that the terms of office of trustees of only one class expires at each Annual Meeting of Shareholders and each trustee of that class is elected for a three-year term and until his successor is elected and duly qualified or until his earlier death, resignation or removal. The following table lists the name, class designation and age for each trustee:

NAME                                                      CLASS       AGE      EXPIRATION
----                                                     --------   --------   ----------
James R. Mulvihill.....................................  I             36         2001
Michael J. Falcone.....................................  I             65         2001
Joseph D. Morris.......................................  I             57         2001
Jeffrey E. Kelter......................................  II            46         2002
Russell C. Platt.......................................  II            40         2002
Scott H. Rechler.......................................  II            33         2002
David F. McBride.......................................  III           54         2003
Francesco Galesi.......................................  III           70         2003
David M. Sherman.......................................  III           43         2003

    The terms of office of the Class II trustees will expire at the Annual Meeting of Shareholders to be held in 2002 and the terms of office of the Class III trustees will expire at the Annual Meeting of Shareholders to be held in 2003. The terms of office of the current three Class I trustees
(Messrs. Falcone, Mulvihill and Morris) expires at the Meeting. Set forth below are the nominees for election as Class II trustee and Class I trustees. The Board of Trustees has nominated Mr. Falcone to stand for election as a Class II trustee, to fill the vacancy created by the resignation of Mr. Platt, who is resigning effective as of the Meeting due to the policies of his new employer. The Board of Trustees has also nominated Donald E. Callaghan, Jonathan D. Eilian and John S. Moody to stand for election as Class I Trustees, each for a three-year term expiring at the Annual Meeting of Shareholders to be held in 2004. In the event that such nominees are unable to serve or for good cause will not serve, the proxies will be voted at the Meeting for such other person or persons as the Board of Trustees may recommend.

NOMINEE FOR CLASS II TRUSTEE

    The following biographical description sets forth certain information with respect to the Class II trustee nominee based on information furnished to the Company by the Class II trustee nominee. The following information is as of April 25, 2001.

    MICHAEL J. FALCONE has been a trustee of the Company since August 1998 as a result of the acquisition by the Company of a portfolio of 11 office properties and one industrial property in northern New York (the "Pioneer Group") in which Mr. Falcone had a significant interest. He founded the Pioneer Group in 1975, the predecessor to the Pioneer Development Company, one of the largest developers of commercial office properties in northern New York. He currently serves as Chairman of the Pioneer Development Company. Prior to the founding of the Pioneer Group, he co-founded the Pyramid Companies, a real estate development firm. Mr. Falcone was Chairman of the Board of Directors of First National Bank of Rochester from 1992 until April 1999 when it was sold to M&T Bank. He has served as a director of M&T Bank since April 1999. He also serves on the Corporate Advisory Council for the Syracuse University School of Management. He is a graduate of Syracuse University.

    THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE CLASS II TRUSTEE NOMINEE.

NOMINEES FOR CLASS I TRUSTEE

    The following biographical descriptions set forth certain information with respect to the Class I trustee nominees based on information furnished to the Company by each Class I trustee nominee. The following information is as of April 25, 2001.

    DONALD E. CALLAGHAN, 54, is a Principal of Hirtle, Callaghan & Co., Chief Investment Officers, based in Conshohocken, Pennsylvania. Hirtle, Callaghan currently manages in excess of $5 billion of investments for high net worth families, endowments, foundations and corporations. The firm provides asset allocation, investment strategy management, manager selection, manager supervision, reporting and performance measurement services. Mr. Callaghan serves on the firm's Executive Committee and Investment Committee and leads the firm's research effort. Prior to founding Hirtle, Callaghan, he served as Vice President of Goldman, Sachs & Co. for 15 years, where he was responsible for advising banks, investment advisors, and pension funds on investment strategy and securities selection. He received a B.A. in Psychology from Trinity College in 1968 and an M.B.A. from The Wharton School of the University of Pennsylvania in 1973. He served as an officer in the United States Navy from 1968 through 1971. Currently, he serves on the boards of the Franklin Institute and the Mann Center for the Performing Arts, which are both located in Philadelphia, Pennsylvania.

    JONATHAN D. EILIAN, 33, has been a Member, Senior Managing Director, and/or executive officer of Starwood Capital Group, L.L.C., and its predecessor entities ("Starwood") since its formation in 1991. Starwood is a private equity investment firm which has raised and invested over $2.0 billion on behalf of institutional investors. Mr. Eilian became a non-executive Member of Starwood in January 2001. From 1995 until April 2001, he was a Director of, and, together with its Chairman, comprised the Executive Committee of Starwood Hotels and Resorts Worldwide, Inc. From 1999 until April 2001, he was a Director of iStar Financial, Inc., the nation's largest publicly traded finance company focused exclusively on real estate. Mr. Eilian is also a member of the Young President's Organization and the Board of Advisors of the Wharton Real Estate Center. Prior to the formation of Starwood, Mr. Eilian received his M.B.A. from The Wharton School.

    JOHN S. MOODY, 52, served as President and CEO of Cornerstone
Properties Inc., a $4.6 billion office REIT which merged with Equity Office Properties Trust in June 2000. Prior to his tenure with Cornerstone, he was President and CEO of Deutsche Bank Realty Advisors, the advisor for Cornerstone, where he served from 1991 to 1995. From 1987 to 1991 he was President and CEO of PaineWebber Properties, the real estate syndication, advisory and asset management arm of the financial services company. He was

President and CEO of The Moody Corporation, a family-owned Texas-based development company, from 1984 to 1987. For 11 years he worked in commercial law specializing in real estate at the firm of Wood, Campbell, Moody & Gibbs, which he co-founded in 1973. Mr. Moody is a graduate of Stanford University and the University of Texas School of Law. Currently, he serves on the board of Equity Office Properties Trust and was formerly a board member of Meridian Industrial Trust and Prologis Trust. He is also a member of the Board of Directors of the National Association of Real Estate Investment Trusts (NAREIT) and former Chairman of the Board of the Association of Foreign Investors in U.S. Real Estate. He is a member of the Urban Land Institute and the Real Estate Roundtable.

    THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE CLASS I TRUSTEE NOMINEES.

TRUSTEES CONTINUING IN OFFICE

    The following biographical descriptions set forth information with respect to the trustees whose terms of office continue after the Meeting based on information furnished to the Company by each trustee. The following information is as of April 25, 2001.

CLASS II TRUSTEES (TERMS EXPIRE IN 2002)

    JEFFREY E. KELTER has been President of the Company since December 1997 and was appointed Chief Executive Officer in December 1998. He has over 20 years of experience in all phases of commercial real estate including development and third-party management. Mr. Kelter began his career at Bankers Trust Corporation where he was an assistant treasurer in the Corporate Finance division. In 1982 Mr. Kelter was employed by Vector Properties in Tulsa, Oklahoma, where he was in charge of the development and finance of several downtown Tulsa office building renovations. In 1982 Mr. Kelter founded Penn Square Properties, Inc. ("Penn Square") in Philadelphia and served as Chief Executive Officer and President. At Penn Square he developed, owned, managed and leased more than 4.5 million square feet of office and warehouse projects throughout the Pennsylvania and New Jersey markets.

    SCOTT H. RECHLER has been a trustee of the Company since September 1999 as a result of the acquisition by the Company of a portfolio of properties (the "Reckson/Morris Transaction") in which Mr. Rechler had a significant interest. He has been a Co-Chief Executive Officer since June 1999 and a director of Reckson Associates Realty Corp. since its formation and from February 1997 until September 1999, he served as its President. Mr. Rechler also serves as President, Chief Executive Officer and as a director of FrontLine Capital Group. Mr. Rechler is a member of the board of directors of the Long Island Children's Museum. He is a graduate of Clark University and received a master's degree in finance with a specialization in real estate from New York University.

CLASS III TRUSTEES (TERMS EXPIRE IN 2003)

    DAVID F. MCBRIDE has been Chairman of the Board of Trustees of the Company since December 1997. He served as Secretary of the Company from January 1998 until December 1998. He is currently a partner in the law firm of Harwood Lloyd, LLC. He has served as Chief Executive Officer of McBride Enterprises, Inc. and affiliated family real estate, construction and brokerage companies since 1987 and has been a director of McBride Enterprises, Inc. and such affiliates since 1975. He has been a member of the Georgetown University Board of Regents since 1990, and is a member of the Board of Directors of Towne Center Bank.
Mr. McBride served as a director of Midlantic Corporation, Midlantic National Bank and various subsidiaries for 13 years prior to its merger with PNC Bank in 1996. Prior to 1987, he was a partner in the law firm of Harwood Lloyd from 1981 to 1987, a partner in the law firm of Murphy, Ellis & McBride from 1977 to 1981, and an associate in the law firm of Robinson, Wayne & Greenberg from 1973 to 1977, all located in New Jersey. He is a member of the bars of New Jersey and New York.

    FRANCESCO GALESI has been a trustee of the Company since May 1998 as a result of the acquisition by the Company of a portfolio of properties in which Mr. Galesi had a significant interest. Since 1969, he has been the Chairman and Chief Executive Officer of the Galesi Group, which includes companies engaged in the distribution, manufacturing, real estate and telecommunications industries. He is a director of MCI-WorldCom, Inc. Mr. Galesi was a director of ATC Communications Group until ATC merged with WorldCom in 1992. Mr. Galesi also serves as a director of Amnex, Inc. and Walden Residential Properties, Inc.
Mr. Galesi is a graduate of Princeton University.

    DAVID M. SHERMAN has been a trustee of the Company since June 2000. He has served as an adjunct professor of real estate at Columbia University since February 2000. Prior to February 2000 and beginning in 1995, he was the Managing Director, Senior Analyst and Head of the REIT Equity Research Team at Salomon Smith Barney, Inc. which was an Institutional Investor ranked team in 1999 and 1998. From 1993 to 1995 he was a Managing Director in Salomon Smith Barney's CMBS Debt Organization and Securitization Group. From 1991 to 1993, he was Managing Director and Partner of The Harlan Company, Inc., a real estate investment banking and advisory firm. He currently serves as a director of Crescent Real Estate Equities and as a member of the advisory committee for the Primus Fund, a REIT fund sponsored by Deutsche Bank Realty Advisors.
Mr. Sherman is a graduate of Brown University and has an M.B.A. in Finance from Columbia University Graduate School of Business Administration.

MEETINGS AND COMMITTEES OF THE BOARD OF TRUSTEES

    The Board of Trustees held seven meetings in 2000. Each trustee attended at least 75% of the aggregate of the total number of meetings held by the Board of Trustees and the total number of meetings held by all committees of the Board of Trustees on which he served, in each case during the period for which such trustee served as a trustee or committee member. The Board of Trustees took action by written consent four times in 2000. The Board of Trustees has an Investment Committee, an Audit Committee, a Compensation Committee, a Nominating Committee and a Conflicts Committee.

    INVESTMENT COMMITTEE. The Investment Committee (formerly known as the Executive Committee until June 2000), currently comprised of Messrs. Kelter, McBride and Morris, (i) supervises and maintains the financial affairs of the Company, (ii) is authorized to enter into acquisitions, dispositions and development projects not exceeding $25 million per transaction (or $10 million per transaction in the case of any acquisition or disposition of vacant land) and financing arrangements not exceeding $18.75 million per transaction, and
(iii) performs such other duties as from time to time are designated by the Board of Trustees. The Investment Committee met eight times and took action by written consent twice in 2000.

    AUDIT COMMITTEE.  The Audit Committee, currently comprised of
Messrs. Platt, Sherman and Galesi, makes recommendations to the Board of Trustees regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors, reviews and evaluates the Company's internal accounting controls and performs such other functions as directed by the Board of Trustees. Each member of the Audit Committee is "independent", as such term is defined under the applicable provisions of the listing standards of the American Stock Exchange. The Board of Trustees has adopted a written charter that specifies the scope of the Audit Committee's responsibilities, a copy of which is attached as
Exhibit I hereto. The Audit Committee met five times in 2000.

    COMPENSATION COMMITTEE. The Compensation Committee, currently comprised of Messrs. McBride and Mulvihill, administers the Company's stock incentive and benefit plans, determines executive officer compensation and performs such other duties as from time to time are designated by the Board of Trustees. The Compensation Committee met once and took action by written consent once in 2000.

    NOMINATING COMMITTEE. The Nominating Committee, currently comprised of Messrs. Platt and Rechler, makes recommendations to the Board of Trustees regarding the selection of new members to be nominated to the Company's Board of Trustees. The Nominating Committee met once in 2000.

    CONFLICTS COMMITTEE. The Conflicts Committee, currently comprised of Messrs. Mulvihill, Rechler and Sherman, makes recommendations to the Board of Trustees regarding proposed transactions in which any member of the Board of Trustees has an interest. The Conflicts Committee was formed in February 2001.

    The Board of Trustees may from time to time establish certain other committees to facilitate the management of the Company.

TRUSTEE COMPENSATION

    Trustees who are also employees of the Company receive no additional compensation for their service as trustees. Trustees who are not also employees of the Company (the "Outside Trustees") received a quarterly fee of $5,000 for serving as a trustee in 2000, plus $1,000 for each meeting of the Board of Trustees attended in person and $500 for each meeting attended by telephone. Each trustee who served as a member of a committee received an annual fee of $2,500 for each committee on which he served. For the fourth quarter of 1999 and all of 2000, the Company issued an aggregate of 17,330 Common Shares to trustees, in lieu of cash payments, at prices ranging from $12.56 to $13.67 per share, based upon the average closing price during the ten trading days prior to the end of each quarter.

    The Company reimburses the trustees for out-of-pocket expenses incurred in connection with their activities on behalf of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 2000, the Compensation Committee consisted of Messrs. McBride and Mulvihill. Other than as described below, neither of them has any business relationship or affiliation with the Company, except his service as a trustee.

    CONSULTING AGREEMENT. Mr. McBride has been an officer and Chairman of the Board of Trustees since December 1997. In December 1997, the Company entered into an employment agreement with Mr. McBride to serve as Chairman of the Board of the Company. The term of the agreement was for three years with successive one-year renewal terms thereafter until terminated. The agreement provided for an initial annual base salary of $200,000 together with such additional compensation as may be awarded from time to time by the Board of Trustees and further provided that Mr. McBride devote substantially all of his working time to the Company's business activities. Effective January 1, 2000 Mr. McBride's employment agreement was terminated and Mr. McBride was hired by the Company as a consultant for one year pursuant to a consulting agreement under which he agreed to serve as Chairman of the Board and to advise the Company on the sale of certain assets originally contributed to the Company by the McBride family. Mr. McBride received $200,000 under this agreement during 2000. Effective January 1, 2001, Mr. McBride is no longer entitled to compensation under the agreement. The agreement also restricts Mr. McBride from engaging in activities in competition with the Company in the ownership, development, construction, management or operation of office or industrial properties (except that he may continue to be a director of certain McBride-family real estate related companies) during the period during which he serves as a trustee of the Company and ending one year after the date he ceases to be a trustee of the Company.

    ISSUANCE OF COMMON SHARES AND OP UNITS TO CERTAIN TRUSTEES AND MAJOR SHAREHOLDERS. During the fourth quarter of 1999 and in January 2000, the Company sold an aggregate of 1,232,209 Common Shares directly to Hudson Bay Partners II, L.P. ("Hudson Bay"), Crescent Real Estate Equities Limited Partnership ("Crescent"), Jeffrey E. Kelter, Michael J. Falcone, Russell C. Platt, Francesco Galesi and David F. McBride (collectively, the "Holders") at a purchase price of $14.50 per share as part of a $20 million private placement. The market price of the Common Shares was $14.50 on August 3, 1999, the date the Board of Trustees approved the issuance of the Common Shares (based upon the closing price on the day prior to the meeting of the Company's Board of Trustees). The Common Shares were sold as follows: on

October 12, 1999, the Company issued and sold 68,966 of these Common Shares to Mr. Galesi; on October 29, 1999, the Company issued and sold 586,207 of these common shares to Mr. Kelter; on December 10, 1999, the Company issued and sold 89,655 of these Common Shares to Hudson Bay; on December 29, 1999, the Company issued and sold 6,620 of these Common Shares to Hudson Bay, 406,559 of these Common Shares to Crescent, and 3,000 of these Common Shares to Russell C. Platt; on January 3, 2000, the Company issued and sold 68,966 of these Common Shares to Michael J. Falcone; and on January 18, 2000, the Company issued and sold 2,236 of these Common Shares to David F. McBride. Under registration rights agreements entered into with each Holder at the time of each sale, the Company agreed to register the Common Shares issued to each Holder within six months from the date of their respective agreements and each Holder agreed not to sell the Common Shares for a period of one year from the date of such agreement. Pursuant to such registration rights agreement, the Company has registered the Common Shares issued to each holder pursuant to a registration statement on Form S-3 filed with the Securities and Exchange Commission on March 2, 2000. In December of 1999, Hudson Bay was dissolved and its Common Shares and OP Units (as defined below) were distributed to its partners, including but not limited to Crescent Real Estate Equities Limited Partnership and Robert F. Savage, Jr. Mr. Savage became an executive officer of the Company in November 2000.

    Keystone Operating Partnership, L.P. (the "Operating Partnership") issued to Hudson Bay and to Messrs. Kelter and McBride (the "OP Unit Recipients") approximately 278,034 units of limited partnership of the Operating Partnership ("OP Units") in exchange for certain warrants to acquire 300,000 Common Shares and the cancellation of certain warrants to acquire 375,000 OP Units at an exercise price of $11.00 per share or OP Unit, which were held by Hudson Bay and Messrs. Kelter and McBride. Pursuant to the terms of their respective OP Unit Recipient Agreements, each dated as of October 29, 1999, the Company agreed to register the Common Shares issuable upon conversion of the OP Units within six months from the date of such agreements and the OP Unit Recipients agreed not to sell their Common Shares for a period of six months from the date of such agreements. Pursuant to such OP Unit Recipient Agreements, the Company has registered Common Shares issuable upon the conversion of OP Units pursuant to a registration statement on Form S-3 filed with the Securities and Exchange Commission on March 2, 2000.

    Messrs. Mulvihill, Falcone, Galesi, Morris, Platt, Rechler, Sherman and David H. Lesser (collectively, the "Trustee Holders") received 17,330 Common Shares in the aggregate in January 2001, as compensation for services provided by them to the Company in their capacity as members of the Board of Trustees during the fourth quarter of 1999 and all of 2000. Mr. Lesser retired from the Board of Trustees on June 1, 2000. Under registration rights agreements dated as of January 15, 2001, the Company agreed to register the Common Shares within six months from the date of such agreements and the Trustee Holders agreed not to sell their Common Shares for a period of one year from the date of such agreements.

    LEASES. The Company leases approximately 17,575 square feet to a company in which Michael J. Falcone serves as Chairman. As of December 31, 2000, the annual aggregate base rental revenue for this lease was approximately $354,000. The Company leases approximately 73,000 square feet to a company in which Francesco Galesi is an executive officer and a beneficial owner of Common Shares. As of December 31, 2000, the annual aggregate base rental revenue for this lease was approximately $482,000. In the past, the Company had leases with companies in which David F. McBride is an officer and, with respect to certain of these companies, a shareholder. These leases are no longer in place as a result of our sale of the Urban Farms Shopping Center in March 1999 and the sale of one of the companies to an entity which is not affiliated with Mr. McBride. During 1999 and 1998 the Company received approximately $70,000 and $237,000, respectively, in aggregate base rental revenue from these companies. The Company leased 11,500 square feet to a company in which Joseph Morris serves as Vice Chairman which required annual aggregate base rental revenue of $69,000. This property was sold by the Company in October 2000. In addition, in 2000 an affiliate of Mr. Morris (the "Morris Affiliate") paid $183,000 in base rental to the Company on behalf of a tenant which filed for protection under Chapter 11 of the United States

Bankruptcy Code. The payment was made under an arrangement approved by the Bankruptcy Court pursuant to which the Morris Affiliate obtained the right, subject to the approval of the Board of Trustees, to deliver to the Company a lease modification signed by a replacement third-party tenant with a net monthly rental exceeding the net monthly rental under the original lease and otherwise upon terms and conditions acceptable to the Company. The Morris Affiliate subsequently failed to obtain the lease modification, and the Morris Affiliate's right to obtain such lease modification expired in 2001.

    PAYMENTS FOR SERVICES TO AFFILIATES OF TRUSTEES. For 2000, the Company incurred costs of approximately $418,000 for building improvements, $652,000 for leasing commissions and $45,000 for repair, maintenance and other costs to companies in which Michael J. Falcone is an officer and shareholder. In 1999, the Company incurrred costs of approximately $1.07 million for leasing commissions to such companies. In 2000, the Company incurred costs of approximately $240,000 for repair, maintenance and other costs to a company in which Francesco Galesi is an officer and shareholder. In 1999, the Company incurred costs of approximately $591,000 for building improvements, $202,000 for leasing commissions and $21,000 for repair, maintenance and other costs to companies in which David F. McBride is an officer and shareholder. In 2000, the Company incurred costs of $2.5 million for building improvements and other costs and $294,000 for leasing commissions to affiliates of Joseph D. Morris. In 2000, the Company incurred costs of approximately $148,000 for leasing commissions and $226,000 for other costs to affiliates of Scott H. Rechler.

    MANAGEMENT COMPANY. Through the Operating Partnership's 100% ownership of the preferred stock of Keystone Realty Services, Inc., (the "Management Company"), the Operating Partnership is entitled to receive 95% of the amounts paid as dividends by the Management Company. The remaining amounts paid as dividends by the Management Company are paid to the holders of common stock of the Management Company. Mr. Kelter owns 40% of the common stock of the Management Company, and Mr. McBride and certain members of his family own 30% of the common stock of the Management Company. To date, the Management Company has not declared or paid any dividends. The Operating Partnership, in the normal course of business, advances funds to the Management Company to fund working capital needs. The Operating Partnership has a management agreement with the Management Company for property management and leasing services. Under the terms of this management agreement the Management Company receives a management fee based upon a percentage of rent for all properties it manages. These fees amounted to $3.2 million, $3.0 million and $1.1 million during 2000, 1999 and 1998, respectively. The Company believes that the management fee paid to the Management Company is based upon competitive rates. The Management Company also receives reimbursements of certain costs attributable to the operation of the properties. Such reimbursements amounted to $2.6 million, $2.8 million and $294,000 during 2000, 1999 and 1998, respectively. The Company also incurred $565,000 and $84,000 of leasing commissions in 1999 and 1998, respectively, related to services performed by the Management Company.

    The Management Company manages one property which is owned by an entity in which Mr. Kelter has a general partnership interest.

                           REPORT OF AUDIT COMMITTEE

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, INCLUDING PREVIOUS FILINGS THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THIS REPORT SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

    The Audit Committee of the Board of Trustees (for purposes of this report, the "Committee") assists the Board in fulfilling its oversight of the Company's financial reporting process. The Company's management is responsible for preparing the financial statements and the independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Committee has prepared the following report on its activities with respect to the Company's audited financial statements for the fiscal year ended December 31, 2000.

    The Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and has discussed with the independent auditors their independence from the Company. In addition, the Company has considered whether the non-audit services provided by the independent auditors is compatible with maintaining their independence.

    Based on the review and discussions referred to above and relying thereon, the Committee recommended to the Board of Trustees that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission.

    Submitted by the Audit Committee:

    Russell C. Platt, Chair

    Francesco Galesi

    David M. Sherman

                       EXECUTIVE OFFICERS OF THE COMPANY

    The following table sets forth certain information regarding executive officers of the Company based on information supplied by such executive officers. The following information is as of April 25, 2001.

NAME                                  AGE                          POSITION
----                                --------   -------------------------------------------------
David F. McBride(1)...............     54      Chairman
Jeffrey E. Kelter(1)..............     46      President and Chief Executive Officer
Robert F. Savage, Jr..............     33      Executive Vice President and Chief Operating
                                               Officer
Timothy A. Peterson...............     35      Executive Vice President and Chief Financial
                                               Officer
John B. Begier....................     35      Executive Vice President and Chief Investment
                                               Officer
Stephen J. Butte..................     41      Senior Vice President--Asset Management
Charles C. Lee, Jr................     37      Senior Vice President--Marketing and Leasing
Francis K. Ryan...................     41      Senior Vice President--Property Operations and
                                               Construction
Timothy E. McKenna................     37      Senior Vice President--Finance and Chief
                                               Accounting Officer
Saul A. Behar.....................     39      Senior Vice President--General Counsel and
                                               Secretary

------------------------

(1) Denotes a member of the Board of Trustees. See "Election of Trustees Proposal" for additional information.

    ROBERT F. SAVAGE, JR. has been Chief Operating Officer of the Company since December 2000. Prior to joining the Company, he spent three years as a partner at Hudson Bay Partners, L.P., a private equity firm where he was responsible for the execution of the Company's reorganization transactions in December 1997. Prior to Mr. Savage's position at Hudson Bay, he worked from January 1994 to May 1997 in the Investment Banking Division at Merrill Lynch & Co., where he specialized in corporate finance and strategic advisory services for REITs, real estate investment funds and lodging companies. He started his career at Arthur Andersen LLP and then worked at Jones Lang LaSalle in a variety of project finance and portfolio management positions. Mr. Savage received an A.B. in Urban Studies and Business Economics from Brown University and is a member of the Urban Land Institute.

    TIMOTHY A. PETERSON has served as Chief Financial Officer of the Company since August 1998 and was Secretary from December 1998 until September 1999. He was appointed Executive Vice President of the Company in December 1998. Prior to joining the Company, Mr. Peterson held a variety of positions with Post Properties, Inc. from 1989 until 1998, including Executive Vice President, Finance. While at Post Properties, Mr. Peterson managed all capital markets activities, maintained all rating agency relationships and oversaw accounting, budgeting and financial reporting functions. Mr. Peterson is a Certified Public Accountant, a member of the National Association of Real Estate Investment Trusts and currently serves as a member of its Best Financial Practices Council. He received from the University of Florida a B.S. in Accounting and an M.B.A. in Finance. He is a member of the University of Florida Real Estate Advisory Board and serves on the President's Council of the Real Estate Round Table.

    JOHN B. BEGIER has served as Senior Vice President of the Company since December 1997 with primary responsibility for the Company's acquisition and development activities. In January 2000, he was appointed Executive Vice President, and in February 2001 he was appointed Chief Investment Officer. In this role he oversees all investment activity including acquisitions and development projects as well as dispositions including all transactions related to the Company's capital recycling initiatives. Mr. Begier joined Penn Square in 1995. Prior to working for Penn Square he worked for eight years as a real estate broker with the Pennsylvania office of Cushman & Wakefield where he was responsible for leasing, sales and acquisition of commercial and industrial properties. Mr. Begier received a B.A. from the University of Virginia and is a member of the Council of Logistics Management.

    STEPHEN J. BUTTE has served as Senior Vice President of the Company since December 1997. He served as Chief Investment Officer from March 1999 to
February 2001 and Secretary from September 1999 to May 2000. In February 2001, he was appointed Senior Vice President of Asset Management with primary responsibility for overseeing all portfolio and property level analysis for Keystone's existing properties as well as proposed investments. As head of the Asset Management Department, Mr. Butte works closely with and supports the functions of the operating departments including Investments, Marketing and Leasing, and Property Operations and Construction. Prior to joining Penn Square in 1988 he spent five years in public accounting as a manager in the audit department of Asher & Company, specializing in providing financial and accounting services to companies in the real estate industry. Mr. Butte received a B.S. in Accounting and a Masters of Taxation from Villanova University and is a Certified Public Accountant.

    CHARLES C. LEE, JR. has served as Senior Vice President of the Company since March 1998 with primary responsibility for the Company's leasing and marketing activities. Mr. Lee joined Penn Square in 1987 where he was responsible for leasing and marketing activities for various commercial properties. From September 1997 until March 1998, when he rejoined the Company, Mr. Lee was the regional leasing director for the Philadelphia regional office of Equity Office Properties Trust. Prior to working for Penn Square, he was an Assistant Portfolio Manager in the Private Banking Division of the Boston Safe Deposit and Trust Company. Mr. Lee received a B.A. from Tufts University and has a Pennsylvania real estate brokerage license.

    FRANCIS K. RYAN has served as Senior Vice President of the Company since December 1997 with primary responsibility for the Company's property operations, property management activities and tenant-related and third-party construction. In February 2001, he was named head of Property Operations and Construction. In this expanded role, Mr. Ryan oversees construction of the Company's current and future development projects in addition to directing property management.
Mr. Ryan joined Penn Square in 1991 where he was responsible for the management of various commercial office and industrial properties. Prior to working for Penn Square, Mr. Ryan worked for four years as a senior property manager for Cushman & Wakefield's Pennsylvania office and as a project manager for American Building Maintenance from 1984 through 1986. Mr. Ryan is certified as a Real Property Administrator by the BOMI Institute. He is a member of the Building Owners and Managers Association and the Institute of Real Estate Management.

    TIMOTHY E. MCKENNA has served as Senior Vice President--Finance and Chief Accounting Officer of the Company since June 1999. Prior to that he was the Company's Vice President of Finance and Corporate Controller since 1998.
Mr. McKenna was previously employed as a senior manager in the Real Estate Services Group of Arthur Andersen LLP's Philadelphia office. Prior to joining the Company, he worked for over 12 years providing consulting and accounting services to publicly and privately-owned real estate companies; over 11 years of his experience was obtained as an employee of Arthur Andersen LLP. Mr. McKenna is a Certified Public Accountant. He is a graduate of the University of Scranton with a B.S. in Accounting.

    SAUL A. BEHAR served as Vice President, General Counsel and Secretary of the Company from May 2000 to December 2000, when he was promoted to Senior Vice President, General Counsel and Secretary. Prior to joining the Company,
Mr. Behar served for seven years as Senior Counsel at Pep Boys in Philadelphia, where he handled numerous corporate and real estate matters. Before that, he practiced law at the firm of Dechert in Philadelphia. Mr. Behar has over 16 years of experience working on corporate and real estate-related legal matters. He received an A.B. with honors from Cornell University and a J.D. from The University of Chicago Law School. He is a member of the American Corporate Counsel Association.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

    The following table sets forth, for the three years ended December 31, 2000, the compensation earned by or paid to the Company's chief executive officer, the Company's chief operating officer and the four (4) other most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                ANNUAL COMPENSATION                      COMPENSATION AWARDS
                                  ------------------------------------------------   ---------------------------
                                                                     OTHER ANNUAL     RESTRICTED     SECURITIES      ALL OTHER
           NAME AND                                        BONUS     COMPENSATION    SHARE AWARDS    UNDERLYING    COMPENSATION
      PRINCIPAL POSITION            YEAR     SALARY ($)    (1)($)         ($)           (2)($)       OPTIONS (#)      (3)($)
-------------------------------   --------   ----------   --------   -------------   -------------   -----------   -------------
Jeffrey E. Kelter..............     2000      $325,000    $125,000     $198,912(4)     $     --        150,750(5)     $2,625
  President and Chief               1999       240,885     353,000       12,100(6)           --             --         2,500
  Executive Officer                 1998       200,000          --        9,600(7)      110,000             --            --

Robert F. Savage, Jr...........     2000      $ 24,097(8) $     --     $  1,000(7)     $     --        100,000(9)     $   --
  Executive Vice President and      1999            --          --           --              --             --            --
  Chief Operating Officer           1998            --          --           --              --             --            --

John B. Begier.................     2000      $215,000    $125,000     $  6,000(7)     $     --        150,750(5)     $2,625
  Executive Vice President and      1999       155,000     200,000      296,884(10)          --             --         2,500
  Chief Investment Officer          1998       125,000          --      205,257(11)     103,124        102,500            --

Timothy A. Peterson............     2000      $236,500    $ 60,000     $ 39,333(12)    $     --         75,375(5)     $2,625
  Executive Vice President and      1999       210,000     140,000      103,163(13)          --             --         2,500
  Chief Financial Officer           1998        71,837(14)       --      32,171(15)      55,000         90,000            --

Stephen J. Butte...............     2000      $195,000    $ 50,000     $  6,000(7)     $     --         33,500(5)     $2,625
  Senior Vice President--           1999       155,000     140,000       28,785(10)           -             --         2,500
  Asset Management                  1998       125,000          --        5,000(7)(16)     55,000       87,500            --

Charles C. Lee, Jr.............     2000      $175,000    $ 70,000     $  6,000(7)     $     --         50,250(5)     $2,625
  Senior Vice President--           1999       155,000          --      377,455(10)          --             --        $2,500
  Marketing and Leasing             1998       125,000          --      126,486(17)      55,000         87,500            --

------------------------------

 (1) Includes cash bonuses paid in the fiscal year following the fiscal year for which they were earned.

 (2) Restricted shares were granted at $14.50 per share and vested over a two-year period from the issuance date. These restricted shares pay dividends as declared payable by the Board of Trustees of the Company at the prevailing dividend rate payable to all shareholders of the Company.

 (3) Consists of matching contributions to the Company's 401(k) Savings and Retirement Plan. Does not include shares acquired by executives through recourse loan programs approved by the Compensation Committee of the Board of Trustees. For a discussion of such shares, please refer to "Other" on pages 15-16 hereof.

 (4) Includes $185,712 in forgiveness of indebtedness to purchase Common Shares of the Company and $13,200 in lease payments for an automobile leased by the Company for Mr. Kelter's use.

 (5) Options were granted at $12.83 per share. One-third of the options vest on each of the first three anniversaries of the date of grant.

 (6) Consists of lease payments for an automobile leased by the Company for Mr. Kelter's use, net of reimbursements.

 (7) Consists of an automobile allowance.

 (8) Mr. Savage was hired in November 2000 at an annual salary of $250,000.

 (9) Options were granted at $12.83 per share. One-third of the options vest on each of the date of grant and the first two anniversaries thereof.

(10) Consists of transaction-based compensation paid by the Management Company under an arrangement that was terminated effective December 31, 1999.

(11) Includes $200,257 paid for leasing and property brokerage services provided to the Management Company under an arrangement that was terminated effective December 31, 1999 and a $5,000 automobile allowance. Does not include $567,900 paid by the Management Company in 1998 for commissions earned by Mr. Begier as an employee of Penn Square Properties, Inc. prior to becoming an executive officer of the Company as part of the 1997 reorganization.

(12) Includes $33,333 in forgiveness of indebtedness to purchase Common Shares of the Company and a $6,000 automobile allowance.

(13) Includes $33,333 in forgiveness of indebtedness to purchase Common Shares of the Company, tax equalization payments of $12,373 for reimbursement of relocation expenses, $53,000 in relocation expenses and a $4,457 automobile allowance.

(14) Mr. Peterson was hired in August 1998 at an annual salary of $200,000.

(15) Consists of reimbursement of relocation expenses.

(16) Does not include $86,930 paid by the Management Company in 1998 for commissions earned by Mr. Butte as an employee of Penn Square
     Properties, Inc. prior to becoming an executive officer of the Company as part of the 1997 reorganization.

(17) Includes $121,486 paid for transaction-based compensation provided to the Management Company under an arrangement which was terminated effective December 31, 1999 and a $5,000 automobile allowance.

STOCK OPTIONS

    The following table sets forth information concerning the grant of stock options for 2000 to the Company's Chief Executive Officer and each of the other named executive officers. These options were granted under the Company's Omnibus Incentive Plan.

                             OPTION GRANTS FOR 2000

                                                     INDIVIDUAL GRANTS                         POTENTIAL REALIZED VALUE
                                ------------------------------------------------------------       AT ASSUMED ANNUAL
                                   NUMBER OF                                                     RATES OF STOCK PRICE
                                  SECURITIES        % OF TOTAL                                       APPRECIATION
                                  UNDERLYING      OPTIONS GRANTED   EXERCISE OR                     FOR OPTION TERM
                                OPTIONS GRANTED   TO EMPLOYEES IN   BASE PRICE    EXPIRATION   -------------------------
NAME                                (#)(A)        FISCAL YEAR (B)     ($/SH)         DATE         5%($)        10%($)
----                            ---------------   ---------------   -----------   ----------   -----------   -----------
Jeffrey E. Kelter.............      150,750            20.6            12.83        4/16/11     1,216,359     3,082,493
Robert F. Savage, Jr..........      100,000            13.7            12.83        4/16/11       806,872     2,044,772
John B. Begier................      150,750            20.6            12.83        4/16/11     1,216,359     3,082,493
Timothy A. Peterson...........       75,375            10.3            12.83        4/16/11       608,180     1,541,247
Stephen J. Butte..............       33,500             4.6            12.83        4/16/11       270,302       684,998
Charles C. Lee, Jr............       50,250             6.9            12.83        4/16/11       405,453     1,027,498

------------------------------

(a) The options were granted at a price based on the historical average market price of the Company's Common Shares as determined by the Compensation Committee. One-third of the options granted are exercisable on each of the first three anniversaries of the date of grant.

(b) Options to purchase a total of 730,137 Common Shares were granted to employees.

STOCK OPTION EXERCISES AND HOLDINGS

    The following table sets forth information related to exercised and unexercised options held by the Company's Chief Executive Officer and each of the other named executive officers at December 31, 2000.

 AGGREGATED OPTION EXERCISES IN LAST CALENDAR YEAR AND CALENDAR YEAR-END OPTION
                                     VALUES

                                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                        SHARES                 OPTIONS AT FISCAL YEAR-END       FISCAL YEAR-END($)(A)
                                     ACQUIRED ON     VALUE     ---------------------------   ---------------------------
NAME                                 EXERCISE (#)   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                 ------------   --------   -----------   -------------   -----------   -------------
Jeffrey E. Kelter..................           --         --           --             --             --              --
Robert F. Savage, Jr...............           --         --           --             --             --              --
John B. Begier.....................           --         --       50,833         51,667             --              --
Timothy A. Peterson................           --         --       76,666         13,334             --              --
Stephen J. Butte...................           --         --       40,833         46,667             --              --
Charles C. Lee, Jr.................           --         --       40,833         46,667             --              --

------------------------------

(a) Based on the American Stock Exchange closing price for the last business day of the fiscal year ($12.75).

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with each named executive officer. The month in which each agreement expires is as follows: December 2001 for Mr. Peterson, June 2002 for Messrs. Begier, Butte and Lee, June 2003 for
Mr. Kelter and November 2003 for Mr. Savage. Each agreement is subject to automatic successive one-year renewals thereafter until terminated by either party. Each agreement provides for a minimum annual base salary that may be increased (but not decreased) from time to time by the Board of Trustees, plus such additional compensation as may be awarded from time to time by the Board of Trustees.

    The agreement with Mr. Savage provides that he is entitled to receive a minimum bonus of $150,000 for 2001, plus options with respect to 100,000 Common Shares, with one-third of such options to vest upon the date of grant and each succeeding anniversary thereof. In addition, under his agreement the Company has loaned Mr. Savage $1,283,000 on an interest-free, recourse basis in order to enable him to purchase 100,000 Common Shares. Beginning in 2004, one-fifth of the loan will be forgiven each year, if he is employed by the Company at such time. In addition, under his agreement the Company has loaned Mr. Peterson $392,600 on an interest-free, recourse basis in order to enable him to purchase 25,000 Common Shares. A portion of the loan, equal to $33,333.33, will be forgiven on each of the first three anniversaries of his date of employment, if he is employed by the Company at such time. The Company also agreed to reimburse Mr. Peterson for certain relocation costs.

    The agreement with each executive officer provides that in the event of termination upon death or disability, termination without cause or involuntary termination (as such terms are defined in the agreements), he shall be entitled to receive a lump sum payment equal to his target bonus for the year in which the termination occurs, prorated through the effective date of termination, and, in the case of Mr. Kelter, all loans made by the Company to purchase Common Shares shall be forgiven. In the event of termination without cause or involuntary termination in the absence of a change in control, (i) each executive officer shall be entitled to receive a lump-sum payment equal to three times (in the case of Messrs. Kelter and Savage) or one times (in the case of the other executive officers) the sum of his base salary and prior year's bonus,
(ii) in the case of Messrs. Savage, Begier, Butte and Lee, all loans made by the Company to purchase Common Shares shall be forgiven, and (iii) in the case of Mr. Peterson, $300,000 of the loan to purchase Common Shares which was initially made to him in connection with his employment shall be forgiven. In the event of a change in control (as defined in the agreements), each of Messrs. Kelter and Savage shall be entitled to receive a lump-sum payment equal to three times his annual compensation (as calculated in accordance with his agreement), and in the event of termination without cause or involuntary termination following a change in control, each of the other executive officers shall be entitled to receive a lump-sum payment equal to two times his annual compensation (as calculated in accordance with his agreement).

    Each agreement also restricts the executive officer from engaging in certain activities in competition with the Company during the term of the agreement and for a period of two years (in the case of Messrs. Kelter and Savage) or one year (in the case of the other named executive officers), as applicable, after the termination of his employment.

OTHER

    ISSUANCE OF SHARES AND LOANS TO CERTAIN EXECUTIVES AND OTHER EMPLOYEES. In April 2001, the Company issued an aggregate of 56,213 Common Shares to certain executives and other employees in return for promissory notes in the aggregate amount of approximately $721,000 pursuant to an executive loan program approved by the Compensation Committee on April 16, 2001. The purchase price of $12.83 per share was based on the historical average market price of the Common Shares as determined by the Compensation Committee. The promissory notes accrue interest at the rate of 4.94%, the Applicable Federal Rate in effect for the term of the notes at the time the loans were made. The notes are recourse demand notes which are forgivable by the Company over a five-year period beginning with the third year after the date thereof. In addition, the promissory notes will be forgiven after the occurrence of a change of control. If the executives' or employees' employment is terminated for any reason other than a change of control, such executives or employees must repay the loan or surrender Common Shares to the Company (at a value of $12.83 per share) sufficient to repay the outstanding principal balance of the promissory note.

    In 2000, the Company issued an aggregate of 211,660 Common Shares to certain executives and other employees in return for promissory notes in the aggregate amount of approximately $2.7 million pursuant to an executive loan program approved by the Compensation Committee on April 18, 2000. The purchase price of $12.839 per share was based on the historical average market price of the Common Shares as determined by the Compensation Committee. The promissory notes are interest-free recourse demand notes which are forgivable by the Company over a five-year period beginning with the third year after the date thereof. In addition, the promissory notes will be forgiven after the occurrence of a change of control. If the executives' or employees' employment is terminated for any reason other than a change of control, such executives or employees must repay the loan or surrender Common Shares to the Company (at a value of $12.839 per share) sufficient to repay the outstanding principal balance of the promissory note.

                        REPORT OF COMPENSATION COMMITTEE

    Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, including previous filings that might incorporate future filings, including this proxy statement, in whole or in part, this report and the performance graph following it shall not be incorporated by reference into any such filings.

THE COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Trustees was formed in January 1998 and is composed of Messrs. McBride and Mulvihill. The Compensation Committee is responsible for administering the policies which govern the Company's executive compensation. The members of the Compensation Committee are not eligible to participate in any of the Company's administered compensation programs or plans.

OBJECTIVES OF EXECUTIVE COMPENSATION

    The Compensation Committee strives to provide the proper incentives to management to maximize the Company's performance and to attract, retain and motivate talented executives in order to serve the best interests of its shareholders. The Compensation Committee utilizes a pay-for-performance philosophy which focuses on annual and long-term incentive awards. In establishing compensation for executive officers the Compensation Committee considers industry data, the recommendations of third-party consultants and the Company's financial performance and industry position.

    The Compensation Committee based compensation levels for each executive on a number of factors, including:

    - the increase in the Company's net asset value per share;

    - the growth in the Company's funds from operations per share, property portfolio, and market capitalization during 2000;

    - compensation levels of executive officers of other office and industrial real estate investment trusts of comparable size to the Company, based in part on a compensation study prepared by FPL Associates;

    - the impact of compensation arrangements on the Company's earnings and funds from operations; and

    - individual and functional performance based on both qualitative and quantitative factors.

BASE SALARIES

    The Compensation Committee takes into account competitive market practices, individual performance and each executive's role and responsibility within the organization when establishing base salary levels. In setting salary levels the Compensation Committee compares the base salaries of the Company's executives to the base salaries of executive officers of other publicly-held REITs of comparable size and asset focus.

ANNUAL INCENTIVES

    The Company awards executive officers and employees with annual incentive cash bonus awards which are based on both the Company's and individual's performance. Performance goals are established annually and link the key functions of the Company to the Company's overall financial and strategic objectives. The Compensation Committee meets prior to the beginning of each fiscal year to establish base salary and performance targets for the upcoming year and meets again at the beginning of each year to review performance and approve incentive awards for the preceding fiscal year.

LONG-TERM INCENTIVES

    To align the financial interests of the executive officers and managers with those of shareholders, the Compensation Committee endeavors to facilitate equity ownership among executives and managers. The Compensation Committee grants stock option and other incentive awards to the executive officers under the Company's Amended and Restated 1993 Omnibus Incentive Plan (the "Omnibus Plan"). Stock options are granted at the market price of the Common Shares at the date of grant to ensure that executive officers can only be rewarded for appreciation in the price of the Common Shares when the Company's shareholders are similarly benefited. The Compensation Committee determines those executive officers who will receive incentive award grants and the size of such awards.

    The Company has also granted certain interest-bearing and non-interest-bearing loans to certain executive officers of the Company, and has agreed to guarantee loans obtained by certain executive officers of the Company, in order for these executive officers to acquire the Company's Common Shares. Such loans and guarantees are granted to provide incentive to improve shareholder value over the long term and to encourage and promote executive share ownership.

COMPENSATION OF PRESIDENT AND CEO

    The salary paid to Mr. Kelter, the Company's President and Chief Executive Officer, in 2000 was set by his employment agreement and modified by the Compensation Committee. The compensation of Mr. Kelter was based on a number of factors, including: (i) growth in the Company's net asset value, funds from operations per share, property portfolio, and market capitalization during 2000;
(ii) compensation levels of chief executive officers of other office and industrial real estate investment trusts of comparable size to the Company, based in part on a compensation study prepared by FPL Associates; and (iii) the impact of compensation arrangements on the Company's earnings and funds from operations. The Compensation Committee did not separately rank the importance of each of those factors and did not follow a formula in arriving at the compensation arrangements that were approved.

$1 MILLION LIMIT ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Company's tax return of compensation over $1 million to any of the named executive officers of the Company unless, in general, the compensation meets certain "performance-based" requirements. The Company does not expect any compensation in excess of the Section 162(m) limitations to be paid in the foreseeable future, and has generally not endeavored to structure compensation to be eligible for an exception under Section 162(m). However, option grants under the Omnibus Plan have generally been structured with the intent that such grants be qualified for an exemption from Section 162(m).

    The Compensation Committee believes that it has designed and implemented a compensation structure which provides appropriate awards and incentives for the Company's executive officers as they work to sustain and improve the Company's overall performance.

    Submitted by the Compensation Committee:

    David F. McBride

    James R. Mulvihill

SHARE PRICE PERFORMANCE GRAPH

    The graph set forth below compares, for the period from January 1, 1996 through December 31, 2000, the cumulative total return to holders of Common Shares with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") Equity REIT Total Return Index ("NAREIT Index"), an index of equity REITS which includes the Company. Total return values for the S&P 500, the NAREIT Index and the Common Shares were calculated based on cumulative total return assuming the investment of $100 on January 1, 1996, and assuming reinvestment of dividends. Equity REITs are defined as those with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate. Upon written request, the Company will provide any stockholder with a list of the REITs included in the NAREIT Index. The historical information set forth below is not necessarily indicative of future performance. Data for the NAREIT Index and the S&P 500 Index was provided to the Company by NAREIT. The data shown is based on the share prices or index values, as applicable, at the end of each month shown.

                  COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
           AMONG THE COMPANY, THE S&P 500 INDEX AND THE NAREIT INDEX*

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 DATE   NAREIT INDEX  S&P 500 INDEX  KEYSTONE
Dec-95           100            100       100
Jan-96        101.65          103.4    104.76
Feb-96        102.84         104.36    109.52
Mar-96        102.27         105.37    109.03
Apr-96        102.79         106.92    112.28
May-96        105.45         109.68    112.28
Jun-96        106.82          110.1    113.43
Jul-96        107.63         105.23    108.42
Aug-96        111.87         107.45    110.09
Sep-96        113.81          113.5    106.27
Oct-96        117.19         116.63    108.85
Nov-96        122.53         125.44    111.42
Dec-96        135.27         122.96    122.94
Jan-97        136.78         130.64    129.96
Feb-97         136.5         131.67    133.47
Mar-97        136.21         126.26       133
Apr-97        132.46         133.79    134.79
May-97        136.35         141.94     131.2
Jun-97        142.98          148.3    141.51
Jul-97         147.4          160.1    144.27
Aug-97        147.05         151.13    177.35
Sep-97        159.88         159.41    236.61
Oct-97        155.56         154.09    216.12
Nov-97        158.92         161.22    224.51
Dec-97        162.67         163.99     290.2
Jan-98        161.81         165.81    257.23
Feb-98        159.06         177.76     265.7
Mar-98        161.91         186.86    304.82
Apr-98        156.64         188.75    302.91
May-98        155.54         185.51    291.48
Jun-98        154.49         193.04    266.26
Jul-98        144.46         190.99    266.26
Aug-98        130.83         163.37    231.54
Sep-98        138.23         173.84    225.98
Oct-98        135.67         187.98    231.86
Nov-98        137.67         199.37    210.48
Dec-98         134.2         210.86    254.57
Jan-99         131.4         219.67    216.49
Feb-99        128.31         212.84    216.49
Mar-99        127.73         221.35    218.89
Apr-99        139.85         229.92    243.43
May-99        142.92         224.49    241.39
Jun-99        140.61         236.95    279.16
Jul-99        136.14         229.56    252.08
Aug-99        134.41         228.41    241.67
Sep-99         129.3         222.15       275
Oct-99        126.12         236.21    254.73
Nov-99        124.07            241     261.1
Dec-99           128          255.2    263.22
Jan-00        128.42         242.38    241.42
Feb-00        126.89         237.79     217.6
Mar-00        131.06         261.05    227.34
Apr-00        139.87          253.2    221.52
May-00        141.25            248    230.38
Jun-00        144.87         254.11    243.68
Jul-00        157.53         250.14    251.26
Aug-00        151.14         265.68    226.36
Sep-00        155.95         251.65    226.36
Oct-00         149.2         250.59    239.01
Nov-00        151.11         230.83    236.69
Dec-00        161.75         231.96    236.69

                                                       1995       1996       1997       1998       1999       2000
                                                     --------   --------   --------   --------   --------   --------
KEYSTONE PROPERTY TRUST............................   100.00     122.94     290.20     254.57     263.22     236.69
S&P 500............................................   100.00     122.96     163.99     210.86     255.20     231.96
NAREIT INDEX.......................................   100.00     135.27     162.67     134.20     128.00     161.75

------------------------

* The NAREIT Index (consisting of 158 REITs with a total market capitalization of approximately $134.4 billion at December 31, 2000) is maintained by the National Association of Real Estate Investment Trusts, Inc., is published monthly, and is based on the last closing prices of the preceding month.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth, as of April 25, 2001, information with respect to each person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act of 1934, as amended) who is known to the Company to be the beneficial owner of more than 5% of the Company's Common Shares as well as Common Shares and shares of Convertible Preferred Stock beneficially owned by all trustees, trustee nominees and executive officers of the Company and all trustees, trustee nominees and executive officers of the Company as a group. The table also includes the number of OP Units and preferred units of limited partnership of the Operating Partnership ("Preferred Units") owned as of April 25, 2001 by such persons. Any owner of OP Units may convert its OP Units into Common Shares or, at the election of the Company, the cash equivalent thereof (the "Conversion Right"). As of April 25, 2001, the Company had 9,715,011 Common Shares outstanding, not including 7,667,649 shares reserved for issuance upon conversion of OP Units, 454,545 shares reserved for issuance upon conversion of Series B Convertible Preferred Units ("Series B Units"), 3,845,460 shares reserved for issuance upon conversion of Series C Convertible Preferred Units ("Series C Units"), 682,879 shares reserved for issuance upon conversion of Series D Convertible Preferred Units ("Series D Units"), 1,212,121 shares reserved for issuance upon conversion of outstanding shares of Series A Convertible Preferred Stock, par value $.001 per share (the "Series A Preferred Shares") 1,256,048 shares reserved for issuance upon conversion of outstanding shares of Series B Convertible Preferred Stock, par value $.001 per share ("Series B Preferred Shares"), 1,269,841 shares reserved for issuance upon conversion of outstanding shares of Series C Convertible Preferred Stock, par value $.001 per share ("Series C Preferred Shares"), and 599,550 shares reserved for issuance upon conversion of outstanding options.

                                                                               PERCENTAGE OF
                                                                               COMMON SHARES
                                                      AMOUNT AND NATURE OF     BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                BENEFICIAL OWNERSHIP (1)     OWNED (1)
------------------------------------                ------------------------   -------------
Jeffrey E. Kelter.................................           1,233,527(2)         12.08%
  c/o Keystone Property Trust
  200 Four Falls Corporate Center, Suite 208
  West Conshohocken, PA 19428
David F. McBride..................................             329,006(3)          3.32%
  c/o McBride Enterprises
  808 High Mountain Road
  Franklin Lakes, NJ 07417
Michael J. Falcone................................             367,759(4)          3.68%
  c/o The Pioneer Companies
  250 South Clinton Street
  Syracuse, NY 13202-1258
Francesco Galesi..................................             902,862(5)          8.56%
  c/o Galesi Management Corporation
  100 State Street
  Albany, NY 12207-1800
Joseph D. Morris..................................           1,231,305(6)         11.25%
  c/o The Morris Companies
  350 Veterans Boulevard
  Rutherford, NJ 07070
James R. Mulvihill................................             179,155(7)          1.83%
  c/o Black Creek Capital, LLC
  518 Seventeenth Street, 17th Floor
  Denver, CO 80202

                                                                               PERCENTAGE OF
                                                                               COMMON SHARES
                                                      AMOUNT AND NATURE OF     BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                BENEFICIAL OWNERSHIP (1)     OWNED (1)
------------------------------------                ------------------------   -------------
Russell C. Platt..................................              16,258(8)              *
  c/o Security Capital Group
  111 South LaSalle Street
  Chicago, IL 60603
Reckson Construction Group, Inc...................             780,210(9)          7.44%
  c/o Reckson Associates Realty Corp.
  225 Broadhollow Road
  Melville, NY 11747
Reckson Operating Partnership, L.P................           1,823,668(10)        15.95%
  c/o Reckson Associates Realty Corp.
  225 Broadhollow Road
  Melville, NY 11747
Scott H. Rechler..................................           2,606,174(11)        21.34%
  c/o Reckson Associates Realty Corp.
  225 Broadhollow Road
  Melville, NY 11747
David M. Sherman..................................              11,305(8)              *
  c/o D. Sherman and Company
  445 Park Avenue, 10th Floor
  New York, NY 10022
Donald E. Callaghan...............................               4,000(12)             *
  c/o Hirtle, Callaghan & Co.
  100 Four Falls Corporate Center, Suite 500
  West Conshohocken, PA 19428
Jonathan D. Eilian................................                   0                0%
  153 East 53rd Street, 39th Floor
  New York, NY 10022
John S. Moody.....................................                   0                0%
  660 Steamboat Road, Second Floor
  Greenwich, CT 06830
Robert F. Savage, Jr..............................             191,024(13)         1.96%
  c/o Keystone Property Trust
  200 Four Falls Corporate Center, Suite 208
  West Conshohocken, PA 19428
John B. Begier....................................             147,017(14)         1.50%
  c/o Keystone Property Trust
  200 Four Falls Corporate Center, Suite 208
  West Conshohocken, PA 19428
Timothy A. Peterson...............................             138,508(15)         1.41%
  c/o Keystone Property Trust
  200 Four Falls Corporate Center, Suite 208
  West Conshohocken, PA 19428
Stephen J. Butte..................................              88,561(16)             *
  c/o Keystone Property Trust
  200 Four Falls Corporate Center, Suite 208
  West Conshohocken, PA 19428

                                                                               PERCENTAGE OF
                                                                               COMMON SHARES
                                                      AMOUNT AND NATURE OF     BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                BENEFICIAL OWNERSHIP (1)     OWNED (1)
------------------------------------                ------------------------   -------------
Charles C. Lee, Jr................................              90,949(16)             *
  c/o Keystone Property Trust
  200 Four Falls Corporate Center, Suite 208
  West Conshohocken, PA 19428
AEW Targeted Securities Fund, L.P.................           1,529,580(17)        13.60%
  225 Franklin Street
  Boston, MA 02109
Crescent Real Estate Equities Limited                        2,459,278(18)        23.46%
  Partnership.....................................
  777 Main Street, Suite 2100
  Fort Worth, TX 76102
Morgan Stanley Dean Witter & Co. .................           1,100,320(19)        11.33%
  1585 Broadway
  New York, NY 10036
All Executive Officers, Trustees and Trustee
  Nominees as a group (17 persons)................           7,642,730            48.67%

------------------------

*   Less than 1%.

(1) Includes Common Shares issuable upon the conversion or exchange of Convertible Preferred Stock, OP Units or Preferred Units, or the exercise of stock options, in each such case within 60 days after April 25, 2001. Each beneficial owner's percentage of ownership was determined by assuming that all such Convertible Preferred Units, OP Units, Preferred Units and stock options have been converted, exchanged or exercised, as applicable, by such person but not by any other person.

(2) Includes 496,189 OP Units owned directly by Mr. Kelter and 816 OP Units owned beneficially through a corporation in which Mr. Kelter is the sole shareholder.

(3) Includes 1,031 Common Shares owned by a limited liability corporation in which Mr. McBride has an ownership interest and 101 Common Shares owned by a trust, in the name of Mr. McBride's deceased father, for which Mr. McBride is a trustee. Also includes 46,379 OP Units owned directly by Mr. McBride, 132,190 OP Units beneficially owned through ownership interests in various limited partnerships and corporations in which Mr. McBride is an officer, and 8,661 OP Units owned by a trust, in the name of Mr. McBride's deceased father, for which Mr. McBride is a trustee.

(4) Includes 117,557 OP Units owned directly by Mr. Falcone and 5,391 OP Units beneficially owned through a limited partnership interest in Pioneer Partners I, L.P. Also includes 167,170 Common Shares issuable upon conversion of 108,222 Series D Units owned by Mr. Falcone, and 2,110
    Series D Units beneficially owned through a limited partnership interest in Pioneer Properties Company of Syracuse. The Series D Units have a conversion price of $16.50 per unit.

(5) Includes 829,795 OP Units. All of Mr. Galesi's Common Shares and OP Units are held through various corporations in which Mr. Galesi owns a controlling interest.

(6) Includes 1,228,919 Common Shares issuable upon conversion of 764,251
    Series C Units owned directly by Mr. Morris and 22,257 Series C Units owned indirectly by Mr. Morris through a limited partnership in which he has an ownership interest. The Series C Units have a conversion price of $16.00 per unit.

(7) Includes 76,389 OP Units held by Mr. Mulvihill's wife, as to which Mr. Mulvihill disclaims any beneficial interest.

(8) Includes 10,000 Common Shares issuable pursuant to stock options exercisable within 60 days of April 25, 2001.

(9) Issuable upon conversion of 499,334 Series C Units. The Series C Units have a conversion price of $16.00 per unit.

(10) Includes (i) 1,256,048 Common Shares issuable upon conversion of 803,871 Series B Preferred Shares issued to Reckson Morris Industrial Trust ("RMIT"), which has been merged into Reckson Operating

    Partnership, L.P. ("ROP"), and (ii) 463,742 Common Shares issuable upon conversion of 296,795 Series C Units issued to ROP. The Series B Preferred Shares have a conversion price of $16.00 per share and the Series C Units have a conversion price of $16.00 per unit.

(11) Includes (i) 103,878 Common Shares and 1,256,048 Common Shares issuable upon conversion of 803,871 Series B Preferred Shares issued to RMIT, which has been merged into ROP, and (ii) 463,742 Common Shares issuable upon conversion of 296,795 Series C Units issued to ROP and 780,210 Common Shares issuable upon conversion of 499,334 Series C Units issued to Reckson Construction Group, Inc. ("RCG"). Mr. Rechler is an executive officer of Reckson Associates Realty Corp., the general partner of ROP and controlling shareholder of RCG, and, as a result of such affiliation, may be deemed to have shared voting power and dispositive power over such Common Shares, Series B Preferred Shares and Series C Units; however, Mr. Rechler expressly disclaims any beneficial ownership of any Common Shares, Series B Preferred Shares and Series C Units not directly owned by him. The Series B Preferred Shares have a conversion price of $16.00 per share and the Series C Units have a conversion price of $16.00 per unit.

(12) Represents Common Shares held in an individual retirement account for the benefit of Mr. Callaghan.

(13) Includes 33,333 Common Shares issuable pursuant to stock options exercisable within 60 days of April 25, 2001.

(14) Includes 50,833 Common Shares issuable pursuant to stock options exercisable within 60 days of April 25, 2001.

(15) Includes 76,666 Common Shares issuable pursuant to stock options exercisable within 60 days of April 25, 2001.

(16) Includes 40,833 Common Shares issuable pursuant to stock options exercisable within 60 days of April 25, 2001.

(17) Includes 1,212,120 Common Shares issuable upon conversion of 800,000
    Series A Preferred Shares and 317,460 Common Shares issuable upon conversion of 200,000 Series C Preferred Shares which are beneficially owned by accounts managed by AEW Targeted Securities Fund, L.P. AEW Targeted Securities Fund, L.P. expressly disclaims beneficial ownership of any Common Shares not directly owned by it. The Series A Preferred Shares have a conversion price of $16.50 per share and the Series C Preferred Shares have a conversion price of $15.75 per share.

(18) Includes 765,807 OP Units.

(19) Based on information disclosed in a Schedule 13-G dated February 15, 2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    ISSUANCE OF COMMON SHARES TO CERTAIN TRUSTEES AND MAJOR SHAREHOLDERS. For a discussion of such transactions, please refer to "Compensation Committee Interlocks and Insider Participation" on pages 7-9 hereof.

    RECKSON/MORRIS TRANSACTION. On September 27, 1999 and May 5, 2000, the Company consummated our acquisition of a portfolio of 28 industrial properties from Reckson Morris Industrial Trust, Reckson Morris Industrial Interim GP, LLC, Reckson Operating Partnership, L.P., Robert Morris, Joseph D. Morris and certain related entities (collectively, the "Contributors") pursuant to a Contribution and Exchange Agreement (the "Contribution Agreement"). Pursuant to the Contribution Agreement, entities owning the properties were contributed in stages to the Company in exchange for approximately $300 million in a combination of Common Shares and Series B Preferred Shares, Series C Units, the assumption of mortgage indebtedness and cash (the "Reckson/Morris Transaction").

    Neither Joseph D. Morris (a trustee and Contributor) nor Scott H. Rechler (a trustee and the President and Co-Chief Executive Officer of Reckson Associates Realty Corp. ("Reckson"), the general partner of a Contributor) were affiliated with the Company or the Operating Partnership prior to the Reckson/Morris Transaction. The Company based its determination of the purchase price on the expected cash flow, physical condition, location, competitive advantages, existing tenancies and opportunities to retain and attract additional tenants. The Company arrived at the purchase price through arm's-length negotiation with the Contributors. Each of Joseph D. Morris and Scott H. Rechler was appointed to the Company's Board of Trustees on September 27, 1999, concurrently with the closing of the first stage of the Reckson/Morris Transaction.

    In accordance with the terms of the Contribution Agreement, the Company has guaranteed $5.0 million of a $15.0 million revolving loan that Joseph Morris, a trustee of the Company, Robert Morris and Morris Realty, L.P. (the "Morris Principals") have obtained from a commercial lender. The Company has deposited $3.0 million with the lender as collateral for this guarantee, which reduced the outstanding amount of the existing guarantee to $2.0 million. Joseph and Robert Morris have pledged Series C Units with a liquidation value of approximately $37.1 million as collateral for this loan. In September 2001 the loan matures, and the Company will be released from this guarantee. This revolving loan replaced and repaid the $12.5 million loan the Morris Principals had with Reckson. Under the terms of the loan agreement with Reckson, the Morris Principals were obligated to pay Reckson monthly interest at the prime rate plus
 .50% (the "Morris Interest") and the Company was obligated to pay the difference between the Morris Interest and 15%. During 2000 and 1999, the Company incurred $309,000 and $198,000 related to this obligation.

    In connection with the Reckson/Morris Transaction, the Company paid for the twelve-month period beginning January 1, 2000 a monthly construction management fee to an affiliate of Reckson equal to $308,000. In addition, the Company is obligated to pay The Morris Companies additional purchase price related to the Reckson/Morris Transaction in an amount equal to 1.5% of the monthly rent collected from the tenants in the acquired buildings. These payments are required to be made monthly during the period from October 1999 until October 2002. During 2000 and 1999, the Company incurred approximately $455,000 and $68,000 of cost, respectively, related to this obligation. The Company has also loaned $787,000 to Morris Realty, L.P., an affiliate of The Morris Companies. This loan requires monthly interest payments at the prime rate plus 1% and matures in October 2001. Affiliates of Joseph and Robert Morris have pledged certain Series C Units as collateral for this loan.

    Certain affiliates of Joseph Morris have received equity interests in certain entities which are controlled by the Company as consideration for development fees which the Company is required to pay in accordance with the terms of the Reckson/Morris Transaction.

    In accordance with the Contribution Agreement, any aggregate amount of Convertible Preferred Stock issued to ROP in excess of $40 million of Convertible Preferred Stock and Preferred Units was not convertible into Common Shares; however, it was redeemable at ROP's option. Upon the closing of the last phase of the Reckson/Morris Transaction in May 2000, approximately
$19.9 million of ROP's Series B Preferred Shares and Series C Units were in excess of $40.0 million. In July 2000, ROP redeemed $19.9 million (796,129 shares at a liquidation preference of $25 per share) of Series B Preferred Shares.

    ISSUANCE OF SERIES A PREFERRED SHARES. On December 23, 1998, the Company sold in a private placement 800,000 Series A Preferred Shares to AEW Targeted Securities, L.P. ("AEW") at $25 per share. The Series A Preferred Shares have a conversion price of $16.50 per share. The market price of the Common Shares on December 23, 1998 was $15.1875 per share (based upon the closing price on December 22, 1998). The purchase price and terms of the Series A Preferred Shares were determined through an arm's-length negotiation between the Company and AEW. The holder of the Series A Preferred Shares has the right to approve the issuance by the Company of any shares senior to the Series A Preferred Shares. The Company granted certain registration rights to AEW in connection with the Series A Preferred Shares. In addition, during 2000 the Company incurred $800,000 for the cost of certain advisory services provided to the Company by AEW Capital Management, an affiliate of AEW.

    ISSUANCE OF SERIES C PREFERRED SHARES. On September 27, 1999, the Company sold in a private placement 800,000 Series C Preferred Shares to three institutional investors, including 200,000 Series C Preferred Shares to AEW at $25 per share. The Series C Preferred Shares have a conversion price of $15.75 per share. The market price of the Common Shares on September 27, 1999 was $14.25 per share (based upon the closing price on September 24, 1999). The purchase price and terms of the Series C Preferred Shares were determined through arm's-length negotiation between the Company and the purchasers. The purchasers have the right to approve the issuance by the Company of any shares senior to or on parity with the Series C Preferred Shares. The Company granted certain registration rights to the purchasers.

    ISSUANCE OF OP UNITS AND SERIES D UNITS. On July 21, 1999, the Operating Partnership acquired an office property ("One Park Place"), located in Syracuse, New York and containing approximately 290,000 square feet, for approximately $22.6 million, including the issuance of 450,700 Series D Units and the assumption of $11.2 million in debt, from One Park Place Associates. Michael J. Falcone, a trustee of the Company, had a 24.4% interest in One Park Place Associates on the date the Company acquired One Park Place.

    At the 1998 Annual Meeting, the shareholders approved the issuance of OP Units in exchange for a portfolio of properties owned by Mr. Falcone (a trustee of the Company) and certain of his affiliates (the "Falcone Group"). On
August 19, 1998, the Company, through the Operating Partnership, acquired a portfolio of 11 office properties and one industrial property (the "Pioneer Portfolio") from the Falcone Group. The purchase price of the Pioneer Portfolio, including closing costs, was approximately $87.6 million and was funded through the assumption of approximately $5.5 million in debt, $51.0 million from the Company's senior secured revolving credit facility, the issuance of the OP Units and the issuance of 720,743 Common Shares to the New York State Common Retirement Fund for an aggregate purchase price of $11.4 million as a partial repayment of certain indebtedness encumbering certain properties in the Pioneer Portfolio. In addition, the Company agreed to purchase three other properties (including One Park Place) and was granted the option to purchase two other properties (collectively, the "Additional Properties"). After the closing of the Pioneer Portfolio, the Company and the Falcone Group agreed that the only Additional Property that the Company would acquire would be One Park Place. The consideration payable by the Company for One Park Place was also changed from
(a) $8.7 million in cash, the assumption of $11.2 million in debt and the issuance of $2.7 million in OP Units to (b) the assumption of $11.2 million in debt and the issuance of 450,700 Series D Units (with a liquidation value of approximately $11.3 million).

    Neither the Falcone Group nor Michael J. Falcone were affiliated with the Company or the Operating Partnership prior to the acquisition of the Pioneer Portfolio. Michael J. Falcone became a trustee of the Company as part of the closing of the Pioneer Portfolio. The Company based its determination of the purchase price of the Pioneer Portfolio and One Park Place on the expected cash flow, physical condition, location, competitive advantages, existing tenancies and opportunities and opportunities to retain and attract additional tenants. The purchase price for the Pioneer Portfolio and One Park Place was determined through arm's-length negotiation between the Company and American General, which owned a 50% interest in One Park Place and was not affiliated with Mr. Falcone. The Series D Units were issued at an agreed-upon value of $16.50 (on an as-converted basis). At the time the OP Units and the Series D Units were issued, the market value of the Common Shares (based on the prior day's closing price of the Common Shares) was $15.875 and $15.6875, respectively, and the OP Units and Series D Units equaled approximately 13.7% and 8.3% of the then outstanding Common Shares (assuming conversion of such OP Units or Series D Units to Common Shares), respectively.

    ISSUANCE OF SHARES AND LOAN TO MR. KELTER. In April 1999, the Company issued 100,000 Common Shares to Mr. Kelter in return for a promissory note in the amount of $1.3 million. The purchase price of $13 per share represented the market price of the Common Shares on the date of the grant by the Compensation Committee. The note is an interest-free demand note which is forgivable by the Company over a seven-year period beginning on January 1, 2000. In addition, the loan will be forgiven if Mr. Kelter is no longer employed by the Company after a change of control of the Company. If Mr. Kelter's employment is terminated for any reason other than a change of control, Mr. Kelter must repay the loan or surrender Common Shares to the Company (at a value of $13 per share) sufficient to repay the outstanding principal balance of the note. The Company granted certain registration rights to Mr. Kelter.

    EMPLOYMENT AGREEMENTS. For a discussion of such agreements, please refer to "Employment Agreements" on page 15 hereof.

    EMPLOYEE LOAN GUARANTEES BY COMPANY. The Company has agreed to guarantee loans obtained by certain executive officers of the Company in order for these executive officers to acquire the Company's Common Shares. As of December 31, 2000, the Company has guaranteed approximately $687,000 of such loans.

    OP UNITS. On April 30, 1998, the Company, through the Operating Partnership, issued 1,362,940 OP Units to the Galesi Group and its affiliates, which includes Francesco Galesi, a trustee of the Company, as part of the Company's acquisition of portfolio of 10 office and industrial facilities in Albany, New York (collectively, the "Galesi Portfolio"). The purchase price of the Galesi Portfolio of approximately $58 million was funded through the assumption of approximately $18.0 million in debt, $18.5 million from our senior secured revolving credit facility and the issuance of the OP Units. The sellers of the Galesi Portfolio were not affiliated with the Company or the Operating Partnership prior to the transaction. The Company based its determination of the purchase price of the Galesi Portfolio on the expected cash flow, physical condition, location, competitive advantages, existing tenancies and opportunities to retain and attract additional tenants. The purchase price was determined through arm's-length negotiation between the Company and the sellers. Francesco Galesi became a trustee of the Company on May 5, 1998, as part of the acquisition of the Galesi Portfolio.

    COMMON SHARES. On July 9, 1998, the Company sold in a private placement 1,092,051 Common Shares for an aggregate purchase price of $18,018,841 ($16.50 per share) to several institutional purchasers including 990,000 shares of Common Stock which were sold to certain accounts managed by Morgan Stanley Dean Witter Investment Management, Inc., formerly Morgan Stanley Asset
Management, Inc. ("MSAM"). Russell C. Platt, who became a trustee of the Company in 1999, served as a Managing Director of MSAM at the time. The purchase price was determined through arm's-length negotiations between the Company and the purchasers. The Company granted certain registration rights to the purchasers. This private placement included a provision for a purchase price adjustment in July 2000 if the Company failed to consummate a Qualifying Offering, as defined in the subscription agreement for such shares, with net proceeds to the Company of at least $150.0 million and a per share price of at least $16.50. This purchase price adjustment was to equal to 2.5% of the Common Shares outstanding on July 9, 2000 multiplied by the average price of the Company's Common Shares during the 30-day period ending on the third business day prior to July 9, 2000. In accordance with this provision the Company paid MSAM and its affiliates approximately $3.2 million in July 2000 in satisfaction of this obligation.

    LOAN GUARANTEES. Certain limited partners of the Operating Partnership, which include certain trustees and entities in which certain trustees have an ownership interest, have guaranteed certain mortgage loans to the Operating Partnership and its affiliates as of December 31, 2000. These guarantors include the following trustees (and their affiliates) in the following amounts:
David F. McBride--$1.6 million; Francesco Galesi--$6.2 million; Michael J. Falcone--$2.4 million; Joseph D. Morris--$14.8 million; and Jeffrey E. Kelter--$1.0 million.

    LEASES. For a discussion of such transactions, please refer to "Compensation Committee Interlocks and Insider Participation" on pages 7-9 hereof.

    PURCHASE OF AN INTEREST IN A LIMITED PARTNERSHIP. In December 1999, the Company acquired an 89% interest (and escrowed OP Units to purchase the remaining 11%) in a limited partnership which owns a 407,100 square foot industrial building in Carlisle, Pennsylvania. Jeffrey E. Kelter was the general partner and certain other employees, including John B. Begier, Stephen J. Butte and Charles C. Lee, Jr., executive officers of the Company, were limited partners in this limited partnership prior to the Company acquiring the limited partnership. After the Company's acquisition of the 89% ownership interest, Mr. Kelter and certain other employees, including Messrs. Begier, Butte and Lee, remain as limited partners. The purchase price for this building was $16 million and the consideration consisted of $14.6 million in cash and $1.4 million in OP Units in the Operating Partnership at a price of $15.26, which was the 30-day average price of the Company's Common Shares prior to the acquisition date.

    PURCHASE OF COMMON SHARES AND OP UNITS. On April 16, 2001, the Company and Crescent Real Estate Equities Limited Partnership ("Crescent") executed a stock purchase agreement whereby the Company agreed to purchase from Crescent 1,693,471 Common Shares and 765,807 OP Units, together representing all of Crescent's interests in the Company, for an aggregate purchase price of approximately $30.1 million. The purchase price was determined through an arm's-length negotiation between the Company and Crescent. David M. Sherman, a trustee of the Company, is also a member of the board of trust managers of Crescent. Mr. Sherman abstained from the approval and ratification of the Crescent transaction by the Board of Trustees of the Company. The Company purchased all of the OP Units and 486,450 of the Common Shares on April 27, 2001 and will purchase the remainder of the Common Shares on May 1, 2001.

    PAYMENTS FOR SERVICES TO AFFILIATES OF TRUSTEES. For a discussion of such transactions, please refer to "Compensation Committee Interlocks and Insider Participation" on pages 7-9 hereof.

    MANAGEMENT COMPANY. For a discussion of such transactions, please refer to "Compensation Committee Interlocks and Insider Participation" on pages 7-9 hereof.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires trustees and executive officers of the Company and persons, or "groups" of persons, who own more than 10% of a registered class of the Company's equity securities (collectively, "Covered Persons") to file with the Securities and Exchange Commission and the American Stock Exchange, within specified time periods, initial reports of beneficial ownership, and subsequent reports of changes in ownership, of certain equity securities of the Company. Based solely on its review of copies of such reports furnished to it and upon written representations of Covered Persons that no other reports were required. The Company believes that all such filing requirements applicable to Covered Persons with respect to 2000 have been complied with on a timely basis other than the late filing of a Form 3 for Mr. Sherman upon his election to the Board of Trustees.

                              INDEPENDENT AUDITORS

    It is not the Company's practice to submit to shareholders a proposal for the selection or ratification of the Company's independent certified public accountants, and no such proposal is submitted hereby. The Board of Trustees has selected Arthur Andersen LLP as the Company's independent auditors for 2000. The Company expects representatives of that firm to be present at the Meeting. They will be given an opportunity to make a statement if they wish to do so, and are expected to be available to respond to appropriate questions.

FEE DISCLOSURE

    AUDIT FEES. The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $160,000.

    FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. Arthur Andersen LLP did not provide any information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

    ALL OTHER FEES. The aggregate fees billed by Arthur Andersen LLP for all other services rendered to the Company for the fiscal year ended December 31, 2000 were $366,000.

                            SOLICITATION OF PROXIES

    The cost of soliciting the proxies will be paid by the Company. Trustees, officers and employees of the Company may solicit proxies in person, or by mail, telephone, electronic mail or otherwise, but no such person will be compensated for such services. The Company will request banks, brokers and other nominees and fiduciaries to forward proxy materials to beneficial owners of Common Shares held of record by them and will, upon request, reimburse them for their reasonable out-of-pocket expenses in so doing.

                             SHAREHOLDER PROPOSALS

    In order to be eligible for inclusion in the Company's proxy material for the 2002 Annual Meeting of Shareholders, shareholders' proposals to take action at such meeting must comply with applicable Securities and Exchange Commission rules and regulations and must be received by the Secretary of the Company at its principal executive offices set forth above no later than January 1, 2002. In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in the Company's proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934, as amended), must comply with the advance notice provisions and other requirements of the Company's By-laws (I.E., delivery of such proposal to the Secretary of the Company at the address herein indicated not before March 8, 2002 and not later than April 7, 2002) which are on file with the Securities and Exchange Commission and may be obtained from the Secretary of the Company upon request.

                           ANNUAL REPORT ON FORM 10-K

    Upon request, the Company will furnish free of charge to record and beneficial owners of its Common Shares a copy of its 2000 Annual Report on Form 10-K (including financial statements and schedules but without exhibits). Copies of exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable charge. All requests should be directed to the Secretary of the Company at the address and telephone number of the Company's principal office set forth above.

                                 OTHER MATTERS

    A copy of the Company's 2000 Annual Report to Shareholders is enclosed but is not to be regarded as proxy solicitation material.

    At the date of this Proxy Statement, management was not aware that any matters not referred to in this Proxy Statement would be presented for action at the meeting. If any other matters should come before the meeting, the persons named in the accompanying form of proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

                                          By Order of the Board of Trustees,

                                          Saul A. Behar
                                          Secretary

Dated: April 30, 2001

                                                                       EXHIBIT I

                            KEYSTONE PROPERTY TRUST
                                 CHARTER OF THE
                    AUDIT COMMITTEE OF THE BOARD OF TRUSTEES

I.  PURPOSE

    There shall be an Audit Committee (the "Committee") of the Board of Trustees (the "Board") of Keystone Property Trust (the "Company"). The primary function of the Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the Company's systems of internal controls regarding finance, accounting, and compliance that management and the Board have established, and the Company's accounting and financial reporting processes generally. The Committee's primary duties and responsibilities are to:

    - Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

    - Review and appraise the audit efforts of the Company's independent accountants.

    - Provide an open avenue of communication among the independent accountants, financial and senior management, and the Board.

    The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

    The Committee shall be comprised of three or more trustees as determined by the Board, each of whom shall be independent of the management of the Company and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgement as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member shall have accounting or related financial management expertise.

    The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

    The Committee shall meet at least three times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should be available to meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

IV. RESPONSIBILITIES AND DUTIES

    To fulfill its responsibilities and duties the Committee shall:

    DOCUMENTS/REPORTS REVIEW

1. Review and (if necessary) update this Charter at least annually, as conditions dictate.

2. Review the Company's annual audited financial statements with financial management and the independent accountants prior to their filing with the Securities and Exchange Commission. This review should include a specific review of all related party disclosures.

3. Review with financial management and the independent accountants the quarterly operating results prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

    INDEPENDENT ACCOUNTANTS

4. Recommend to the Board the selection of the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Company to determine the accountants' independence.

5. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

6. Periodically consult with the independent accountants out of the presence of management about internal controls and the accuracy of the Company's financial statements.

    FINANCIAL REPORTING PROCESSES

7. In consultation with the independent accountants, review the integrity of the Company's financial reporting processes, both internal and external.

8. Consider the independent accountants' judgements about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

9. Consider and approve, if appropriate, major changes to the Company's external reporting and accounting principles or practices as suggested by the independent accountants or management.

    PROCESS IMPROVEMENT

10. Establish regular and separate systems of reporting to the Committee by each of management and the independent accountants regarding any significant judgments made in management's preparation of the financial statements and the view of each as to the appropriateness of such judgments.

11. Following completion of the annual audit, review with the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

12. Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

13. Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

    COMPLIANCE

14. Review the Company's monitoring of compliance with its code of conduct.

15. Review the Company's policies and procedures with respect to compliance with securities laws and regulations.

16. Review any legal matters that could have a significant impact on the Company's financial statements.

17. Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

             -- Please Detach and Mail in the Envelope Provided --
--------------------------------------------------------------------------------

                            KEYSTONE PROPERTY TRUST
                   200 FOUR FALLS CORPORATE CENTER, SUITE 208
                          WEST CONSHOHOCKEN, PA 19428

             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS JUNE 7, 2001 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

      The undersigned, revoking all previous proxies, hereby appoints Jeffrey E. Kelter, David F. McBride and Saul A. Behar, or any of them, as proxies, each with full power of substitution and all of the powers which the under signed would possess if present in person, and hereby authorizes them to represent and vote, as designated on the reverse side of this proxy, all of the shares of Common Shares of Keystone Property Trust (the "Company") registered in the name of the undersigned on April 25, 2001 at any adjournment or postponement thereof.

      THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR TRUSTEES LISTED UNDER THE ELECTION FOR TRUSTEES PROPOSAL. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

      Receipt of the Company's Notice of Annual Meeting of Shareholders, Proxy Statement and the Annual Report to Shareholders is acknowledged.

          (IMPORTANT--TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE)

             -- Please Detach and Mail in the Envelope Provided --
--------------------------------------------------------------------------------

/X/ PLEASE MARK
    YOUR VOTES AS
    IN THIS EXAMPLE

                                 FOR ALL NOMINEES     WITHHELD FOR ALL NOMINEES
1.  ELECTION OF TRUSTEE NOMINEES:       /_/                        /_/

    Michael J. Falcone (Class II trustee)
    Donald E. Callaghan (Class I trustee)
    Jonathan D. Eilian (Class I trustee)
    John S. Moody (Class I trustee)

    FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):

---------------------------------------------------------
                                            FOR  AGAINST  ABASTAIN
2.  In their discretion, the proxies are    /_/    /_/       /_/
    authorized to vote upon such other
    business as may properly come before
    the meeting.

    I plan to attend the meeting.            /_/










----------------------------  ---------------------------  Dated: ________, 2001
 (Signature (title, if any)    Signature, if held jointly

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries should so indicate when signing. If a corporate, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy may be mailed, postage-free, in the enclosed envelope.

-----------------------------------
PLEASE MARK, SIGN, DATE AND RETURN
THIS PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE
-----------------------------------